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EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                           MOBILITY ELECTRONICS, INC.

                             IGOC ACQUISITION, INC.

                                       AND

                                 IGO CORPORATION




                           DATED AS OF MARCH 23, 2002

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                                TABLE OF CONTENTS
                                -----------------

                                                                            PAGE
                                                                            ----


                                    ARTICLE I

                                   THE MERGER

Section 1.1       The Merger..................................................1
Section 1.2       Effective Time..............................................2
Section 1.3       Effects of the Merger.......................................2
Section 1.4       Certificate of Incorporation; Bylaws........................2
Section 1.5       Directors and Officers......................................2
Section 1.6       Effect on Capital Stock.....................................2
Section 1.7       Cash Hold-Back..............................................4
Section 1.8       Valuation of Parent Shares..................................8

                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

Section 2.1       Exchange Fund...............................................8
Section 2.2       Exchange Procedures.........................................8
Section 2.3       Distributions with Respect to Unexchanged Stock.............9
Section 2.4       No Further Ownership Rights in Company Common Stock.........9
Section 2.5       No Fractional Shares of Parent Common Stock.................9
Section 2.6       Termination of Exchange Fund...............................10
Section 2.7       No Liability...............................................10
Section 2.8       Investment of the Exchange Fund............................10
Section 2.9       Lost Certificates..........................................10
Section 2.10      Withholding Rights.........................................10
Section 2.11      Further Assurances.........................................11
Section 2.12      Stock Transfer Books.......................................11
Section 2.13      Certain Adjustments........................................11
Section 2.14      Appraisal Rights...........................................11

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 3.1       Organization...............................................12
Section 3.2       Capital Structure..........................................13
Section 3.3       Corporate Authorization; Validity of Agreement;
                    Company Action...........................................14
Section 3.4       Consents and Approvals; No Violations......................15
Section 3.5       SEC Filings; Financial Statements..........................15
Section 3.6       Absence of Certain Changes.................................16
Section 3.7       Information Supplied.......................................16
Section 3.8       Employee Benefit Plans.....................................17

                                      (i)
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Section 3.9       Compliance.................................................19
Section 3.10      Material Contracts.........................................19
Section 3.11      Absence of Litigation......................................20
Section 3.12      Tax Matters................................................20
Section 3.13      Title to Properties; Leases................................21
Section 3.14      Intellectual Property......................................22
Section 3.15      Environmental Laws.........................................22
Section 3.16      Brokers....................................................24
Section 3.17      Takeover Statutes..........................................24
Section 3.18      Employees..................................................24
Section 3.19      Accounts Receivable........................................24
Section 3.20      Inventory..................................................24
Section 3.21      Certain Payments...........................................24

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Section 4.1       Organization...............................................25
Section 4.2       Capital Structure..........................................25
Section 4.3       Corporate Authorization; Validity of Agreement;
                    Necessary Action.........................................25
Section 4.4       No Prior Activities........................................26
Section 4.5       Consents and Approvals; No Violations......................26
Section 4.6       SEC Filings; Financial Statements..........................27
Section 4.7       Absence of Certain Changes.................................27
Section 4.8       Information Supplied.......................................27
Section 4.9       Absence of Litigation......................................28
Section 4.10      Brokers....................................................28

                                    ARTICLE V

                                    COVENANTS

Section 5.1       Conduct of Business of the Company.........................28
Section 5.2       Preparation of Form S-4 and the Proxy Statement/
                    Prospectus; Stockholders Meetings........................31
Section 5.3       Access to Information......................................32
Section 5.4       Consents and Approvals.....................................33
Section 5.5       Supplemental Information...................................33
Section 5.6       Letters of Accountants.....................................33
Section 5.7       No Solicitation............................................34
Section 5.8       Publicity..................................................35
Section 5.9       Notification of Certain Matters............................35
Section 5.10      Directors' and Officers' Insurance and Indemnification.....36
Section 5.11      Cancellation of Company Stock Plans and Other
                    Convertible Securities...................................36
Section 5.12      Transition Plan............................................36
Section 5.13      Press Release..............................................37

                                      (ii)
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                                   ARTICLE VI

                                   CONDITIONS

Section 6.1       Conditions to the Obligations of Each Party................37
Section 6.2       Conditions to the Obligations of Parent and Sub............37
Section 6.3       Conditions to the Obligations of the Company...............39

                                   ARTICLE VII

                                   TERMINATION

Section 7.1       Termination................................................39
Section 7.2       Effect of Termination......................................40
Section 7.3       Termination Fees and Expenses..............................41

                                  ARTICLE VIII

                                  MISCELLANEOUS

Section 8.1       Costs and Expenses.........................................42
Section 8.2       Amendment and Modification.................................42
Section 8.3       Nonsurvival of Representations and Warranties..............42
Section 8.4       Notices....................................................42
Section 8.5       Interpretation.............................................43
Section 8.6       Counterparts...............................................43
Section 8.7       Entire Agreement; No Third Party Beneficiaries.............44
Section 8.8       Severability...............................................44
Section 8.9       Specific Performance.......................................44
Section 8.10      Governing Law..............................................44
Section 8.11      Assignment.................................................44
Section 8.12      Consent to Jurisdiction and Service of Process.............44
Section 8.13      Headings...................................................45
Section 8.14      Certain Definitions........................................45

EXHIBIT A Transition Plan

EXHIBIT B Section 1.7(a) Worksheet and Example

                                     (iii)
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                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------


         This Agreement and Plan of Merger, dated as of March 23, 2002 (this "Agreement"), is by and among Mobility Electronics, Inc., a Delaware corporation ("Parent"), IGOC Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Parent ("Sub"), and iGo Corporation, a Delaware corporation (the "Company").

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have determined that it is advisable and would be fair to and in the best interests of their respective stockholders to consummate the merger of the Company with and into Sub, upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to the transactions contemplated hereby; and

         WHEREAS, the Board of Directors of the Company has approved the transactions contemplated by this Agreement in accordance with the Delaware General Corporation Law (the "DGCL"); and

         WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement, of even date herewith (the "Voting Agreement") with the Company, Institutional Venture Partners VIII, L.P., IVM Investment Fund VIII, LLC, IVM Investment Fund VIII-A, LLC, IVP Founders Fund I, L.P., Reid W. Dennis, Ken Hawk, Individually and as Trustee of the Kenneth W. Hawk Grantor Retained Annuity Trust, Peter Gotcher, Robert Darrell Boyle, Trustee UTA dated August 26, 1994, Lauren Reeves Boyle, Trustee UTA dated August 26, 1994, Ross Bott, PH.D., David Olson and Scott Shackelton (collectively, the "Company Stockholders"), pursuant to which, among other things, the Company Stockholders have agreed to vote all shares of Company Common Stock (as defined below) owned by them in favor of this Agreement, the Merger (as defined in Section 1.1) and the other transactions provide for herein;

         NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein the parties hereto agree as follows:

                                   ARTICLE I
                                   THE MERGER

         Section 1.1 THE MERGER. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.2), the Company shall be merged with and into Sub (the "Merger"). As a result of the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

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         Section 1.2 EFFECTIVE TIME. Subject to the terms and conditions of this
Agreement, the parties hereto shall cause the Merger to be consummated by filing, as soon as practicable after the Closing (as hereinafter defined), a Certificate of Merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL. The date and time of acceptance of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as shall be agreed to in writing by the parties hereto and specified in the Articles of Merger) will be the "Effective Time". The closing of the Merger (the "Closing") shall take place at 10:00 a.m. (Dallas, Texas time) on the second business day after the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date (as defined below)) set forth in
Article VI hereto shall have been satisfied, at the offices of Jackson Walker L.L.P., 2435 N. Central Expressway, Suite 600, Richardson, Texas 75080, or such other time, date and place as the parties shall agree. The date of the Closing will be the "Closing Date."

         Section 1.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         Section 1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

                  (a) At the Effective Time and without any further action on the part of the Company or Sub, the certificate of incorporation of Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein and under the DGCL.

                  (b) At the Effective Time and without any further action on the part of the Company or Sub, the bylaws of Sub shall be the bylaws of the Surviving Corporation and thereafter may be amended or repealed in accordance with their terms or the terms of the certificate of incorporation of the Surviving Corporation and as provided by law.

         Section 1.5 DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time, shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and the officers of Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed (as the case may be) and qualified.

         Section 1.6 EFFECT ON CAPITAL STOCK.

                  (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, all shares of common stock, par value $0.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time shall be cancelled, and in consideration therefore, the holders of Company Common Stock shall be entitled to receive in the aggregate the following consideration (the "Merger Consideration"):

                           (i) 3,100,000 shares (the "Parent Shares") of common stock, par value $0.01 per share, of Parent (the "Parent Common Stock"), subject to the hold-back described in Section 1.7 below;

                           (ii) $6,100,000 cash (the "Cash Consideration"), subject to the hold-back described in
                                    Section 1.7 below (the hold-back amounts described in subsection (i) above and this subsection (ii) are sometimes collectively referred to herein as the "Potential Adjustment Amounts"); and

                           (iii) cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5 below.

The Merger Consideration shall be allocated among the holders of Company Common Stock pro rata based on the number of shares of Company Common Stock held by a holder as of the Effective Time as compared to the total number of shares of Company Common Stock issued and outstanding as of the Effective Time.

                  (b) All shares of Parent Common Stock issued as Merger Consideration shall be validly issued, fully paid and non-assessable. Subject to the terms and conditions of this Agreement, Parent shall take such action as shall be necessary to issue the shares of Parent Common Stock to be received as Merger Consideration and cause them to be registered on its share register in the names of the holders of Company Common Stock submitting Certificates (as defined in Section 1.6(c)) in exchange therefore in accordance with the terms hereof.

                  (c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder (other than Parent, Sub and the Company ) of a certificate which, immediately prior to the Effective Time, represented any such shares of Company Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the applicable Merger Consideration in accordance with Article II upon the surrender of such Certificate.

                  (d) Each share of Company Common Stock issued and owned or held by Parent, Sub or the Company at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no shares of Parent Common Stock or other consideration shall be delivered in exchange therefore.

                  (e) Each share of common stock, par value $0.01 per share, of Sub ("Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation ("Surviving Corporation Common Stock") as of the

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Effective Time, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

                  (f) At the Effective Time, each outstanding option to purchase, right to receive or other equity grant whose value is derived from Company Common Stock (a "Company Stock Option") issued pursuant to the (i) Amended and Restated 1996 Stock Option Plan of the Company, and (ii) the 1999 Employee Stock Purchase Plan (collectively, the "Company Stock Plans"), whether vested or unvested, shall be deemed to be cancelled and of no further force or effect.

         Section 1.7 HOLD-BACK.

                  (a) Subject to Section 7.1(g) below, the parties hereto agree that 500,000 of the Parent Shares and $1,000,000 of the Cash Consideration shall be held-back by Parent under this Section 1.7 (the "Hold-Back Amount"). Under this arrangement the Hold-Back Amount shall be payable to the holders of Company Common Stock as follows:

                           (i) to the extent that for the period commencing on the date following the date of the Effective Time and ending on the first anniversary of the date of the Effective Time, the amounts received by the Company for the following:

                           (1) sales of inventory of the Company existing at the Effective Time (valued at the lower of cost or selling price); plus

                           (2) cash collections (or other form of satisfaction or offset accepted by the Surviving Corporation) of account receivables of the Company existing at the Effective Time;

                           exceeds an amount equal to the following:

                                    (a)      gross inventory of the Company as
                                             of the Effective Time; plus

                                    (b)      gross account receivables of the
                                             Company as of the Effective Time;
                                             less

                                    (c)      an aggregate reserve of $4,060,924
                                             for inventory and account
                                             receivables; less

                                    (d)      an amount equal to 1% of the dollar
                                             amount of product sales made by the
                                             Company from January 1, 2002
                                             through the date of the Effective
                                             Time (i.e., an additional inventory
                                             reserve); less

                                    (e)      an amount equal to .5% of the
                                             dollar amount of product sales made
                                             by the Company from January 1, 2002
                                             through the date of the Effective
                                             Time (i.e., an additional account
                                             receivables reserve); plus

                                    (f)      write-offs to reserves for
                                             inventory and account receivables
                                             by the Company from January 1, 2002
                                             through the effective Time (the
                                             "Threshold");

                           then an amount equal to 80% of such differential shall be paid to the holders of Company Common Stock (with the Parent Shares being valued at the FMV of the Parent Shares (as defined below);

                           (ii) on the first anniversary of the Effective Time, to the extent that the sum of (a) the fees and expenses incurred by the Company as of the date hereof for entering into the Second Amendment to the Gateway Lease (as defined in Section 5.1(s) below) (i.e., $360,000), plus (b) any other related fees and expenses incurred by the Company and the Surviving Corporation (excluding forfeiture of the Company's security deposit) in terminating the Gateway Lease following the date hereof but prior to the first anniversary of the Effective Time, is less than $510,000, then such differential shall be paid to the holders of Company Common Stock (with Parent Shares being valued at the FMV of Parent Shares); provided, however, that if there is no such differential in the calculation described in
                                    (i) above, then the amount of the shortfall from the Threshold shall be subtracted from the amounts otherwise payable in this subpart (ii);

                           (iii) notwithstanding (i) and (ii) above, any amounts payable to the holders of Company Common Stock pursuant to (i) and (ii) above shall be reduced by an amount equal to 75% of the dollar amount over $100,000 of any sales and use tax liability assessed against the Company by the State of Nevada as a result of its current audit of the Company; it being agreed and understood that the Company shall use all commercially reasonable efforts to settle such issues prior to the Effective Time; and

                           (iv)     in addition to (iii) above, and
                                    notwithstanding (i) and (ii) above, to the extent that the consolidated financial statements included in the Company's 2001 Form 10-K filed with the SEC shows working capital (defined as current assets minus current liabilities) of less than $2,010,204, excluding net receivables and net inventory, then 50% of such deficit shall be deducted from any amounts payable to the holders of Company Common Stock pursuant to (i) and (ii) above.

A worksheet and example of certain of the mechanics of this subsection 1.7(a) is attached hereto as EXHIBIT B.

         In the event there is a dispute between Parent and the Representative Stockholder (as defined below) with respect to the Hold-Back Amount, Parent and the Representative Stockholder shall attempt in good faith to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties. If Parent and the Representative Stockholder are unable to reach a resolution of such dispute within thirty days after the one year anniversary of the Effective Time, Parent and Seller shall submit the items remaining in dispute for resolution to a mutually agreed upon independent public accountant, which shall act as arbitrator and shall promptly as practicable after submission, determine and report to the parties upon such remaining disputed items, and such report shall be final, binding and conclusive on the parties. Parent and the Representative Stockholder shall provide the independent public accountant with such information, and shall afford such accountants such access to books and records of the parties, as such accountants may reasonably request. The fees of the independent public accountant in connection with such determination shall be shared equally by Parent and the Company, with the Company's portion being deducted from the Hold-Back Amount.

         In no event shall the amounts payable to the holders of Company Common Stock under this Section 1.7 exceed the Hold-Back Amount.

                  (b) Following the Effective Time, the Surviving Corporation shall use commercially reasonable efforts to collect the account receivables and sell the inventory referred to in subsection (a) above and at least the same efforts as it uses in its own affairs of a similar nature. In addition, following the Effective Time, if the Surviving Corporation sells the cellular business currently conducted by the Company, then the Surviving Corporation will allocate the sales price for the assets in such sale on a fair market value basis (including any account receivables and inventory included in such sale) (the "Asset FMV"). The Surviving Corporation will make a determination of the Asset FMV and deliver the same to the Representative Stockholder. The Representative Stockholder will thereafter have thirty days to accept or reject the Surviving Corporation's determination of Asset FMV (or during such period, the Surviving Corporation and Representative Stockholder shall have mutually agreed to a different Asset FMV). If within such thirty day period the Representative Stockholder rejects the Company's determination of Asset FMV or the Representative Stockholder and the Surviving Corporation do not mutually agree on an alternative Asset FMV, then the Representative Stockholder and the Surviving Corporation shall submit the agreement to a mutually acceptable appraiser (the "Appraiser"). The Appraiser will have 20 days thereafter to determine the Asset FMV, which determination shall be in writing and shall be considered final and binding on all parties.

                  (c) The determination of whether to take Parent Shares or Cash Consideration for any post-Effective Time payout as provided in this Section 1.7 shall be determined by the Representative Stockholder. The Representative Stockholder shall have ten business days following written notice by Parent that an amount is owed to the holders of Company Common Stock under this Section 1.7, to make an election in writing to Parent as to taking Parent Shares and/or Cash Consideration from the held-back amounts under this Section 1.7. If the Representative Stockholder fails to make such election within such ten-day period, then Parent may, in its sole discretion, make such payment in Parent Shares and/or cash.

                  (d) (i) The Representative Stockholder shall initially be Peter Gotcher and may be changed by a majority of the then-existing Stockholder Representatives, in their sole discretion, upon notice to Parent by such persons, which written notice shall provide the address of such new Representative Stockholder. The Stockholder Representatives shall initially be the members of the Company's Board of Directors immediately prior to the Effective Time and may be changed by a majority of the then-existing Stockholder Representatives, in their sole discretion, upon written notice to Parent by such persons, which written notice shall provide the address(es) of any such new Stockholder Representative(s). The Representative Stockholder's address is set forth in Section 8.4(c) below.

                  (ii) The Representative Stockholder shall perform his or her functions under this Section 1.7 at the direction and upon the determination or agreement of a majority of the then-existing Stockholder Representatives (including the Representative Stockholder). Stockholder Representatives are authorized and empowered to construe this Agreement and their construction made in good faith shall be conclusive and binding upon the Company Stockholders and upon all parties hereto. Each Stockholder Representative shall always be protected and free from liability in acting upon any notice, request, consent, certificate, declaration, telegram, telex, facsimile, guarantee, affidavit or other paper or document or signature or signature believed by him, her or any of them to be genuine and to have been signed by the proper party or parties or by the party or parties purporting to have signed the same. No Stockholder Representative shall be liable for any error of judgment nor for any act done or omitted, nor for any mistake of fact or law nor for anything which he or she may do or refrain from doing in good faith consistent with the provisions of this Agreement, nor shall any Stockholder Representative have any accountability hereunder to Parent, the Surviving Corporation, the Company or to the Company Stockholders. The Stockholder Representatives may consult with legal counsel, which may be counsel to the Company prior to the Effective Time, and any action authorized by this Agreement, which is taken or suffered in good faith by the Stockholder Representatives in accordance with the advice of such counsel shall be conclusive upon the parties hereto, and the Stockholder Representatives shall be fully protected and be subject to no liability with respect thereto. For purposes of this Section, Parent, the Surviving Corporation and the Company hereby waive any conflict of interest that may arise in connection with the Stockholder Representatives' retention of counsel in connection with the interpretation and performance of this Agreement by reason of such counsel's representation of the Company prior to the Effective Time.

                  (iii) Any Stockholder Representative, employee or agent and any firm, corporation, partnership, trust, or association of which such Stockholder Representative may be a member, trustee, shareholder, director, officer, partner, agent or employee may contract with or be or become pecuniarily interested, directly or indirectly, in any matter or transaction to which Parent, the Surviving Corporation or any controlled or affiliated corporation may be a party or in which it may be concerned, as fully and freely as though such Stockholder Representative were not a Stockholder Representative hereunder. Any Stockholder Representative, his or her employees or agents may act as directors and/or officers of Parent or the Surviving Corporation or of such controlled or affiliated corporation without regard to his or her status as a Stockholder Representative.

         Section 1.8 VALUATION OF PARENT SHARES. The term "FMV of the Parent Shares" shall mean the average closing price of the Parent Common Stock for the 30 calendar day period immediately preceding the Effective Time.

                                   ARTICLE II
                            EXCHANGE OF CERTIFICATES

         Section 2.1 EXCHANGE FUND. Prior to the Effective Time, Parent shall appoint an exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, certificates representing the shares of Parent Common Stock and the Cash Consideration (excluding the Potential Adjustment Amounts) issuable pursuant to Section 1.6(a) (collectively, the "Initial Consideration") in exchange for outstanding shares of Company Common Stock. Parent agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to make cash payments pursuant to Section 2.5 in lieu of issuing fractional shares of Parent Common Stock and to pay any dividends and other distributions pursuant to Section 2.3. Any cash and certificates representing Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund."

         Section 2.2 EXCHANGE PROCEDURES. Promptly after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of a Certificate
(i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon due delivery of the Certificates and other required documents to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefore (A) a certificate representing one or more shares of Parent Common Stock representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.6(a) (after taking into account all shares of Company Common Stock then held by such holder), (B) a check in an amount that such holder has the right to receive pursuant to Section 1.6(a) (after taking into account all shares of Company Common Stock held by such holder), and (C) a check in the amount (after giving effect to any required tax withholdings) equal to the cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.5 and any unpaid dividends and other distributions to which such holder is entitled pursuant to Section 2.3, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company prior to the Effective Time, one or more certificates evidencing, in the aggregate, the proper number of shares of Parent Common Stock, a check in the proper amount of cash, and a second check in the proper amount of cash in lieu of any fractional share of Parent Common Stock pursuant to Section 2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3 may be issued with respect to such Company Common Stock to such a transferee if the Certificate representing such shares of Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the ownership of such shares of Company Common Stock by such transferee and to evidence that any applicable stock transfer taxes have been paid.

         Section 2.3 DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED STOCK. No dividends or other distributions declared or made with respect to the Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that such holder would be entitled to receive upon surrender of such Certificate pursuant to the Merger and no cash payment, or cash payment in lieu of a fractional share of Parent Common Stock, shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable law, following surrender of any such Certificate, there shall be paid to such holder, without interest, (a) promptly after the time of such surrender, the amount of any cash payable pursuant to Section 2.5 in lieu of issuing fractional shares of Parent Common Stock to which such holder would be entitled and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

         Section 2.4 NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Parent Common Stock issued and cash paid upon conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any stock dividends or cash paid pursuant to Section 2.3 or cash paid pursuant to Section 2.5) shall be issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock.

         Section 2.5 NO FRACTIONAL SHARES OF PARENT COMMON STOCK.

                  (a) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a holder of Parent Common Stock.

                  (b) Notwithstanding any other provision of this Agreement (other than the last sentence of this Section 2.5(b)), each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock and (ii) the average closing price of the Parent Common Stock on the Nasdaq National Market System ("Nasdaq") for the 20 trading days prior to and ending on the trading day immediately preceding the Closing Date (the "Average Price"). As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and Parent shall deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof. Notwithstanding the foregoing contained in this Section 2.5(b), Parent shall be entitled at its option to deliver a full share of Parent Common Stock in lieu of any fractional share of Parent Common Stock otherwise deliverable to a holder of shares of Company Common Stock pursuant to the terms of this Agreement.

         Section 2.6 TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for 12 months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for payment of the Merger Consideration, without any interest thereon. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.4) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.

         Section 2.7 NO LIABILITY. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any Merger Consideration or any cash in respect of dividends or other distributions from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

         Section 2.8 INVESTMENT OF THE EXCHANGE FUND. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent. Parent shall ensure that the Exchange Fund is at all times sufficient to satisfy Parent's obligations under this Agreement and shall promptly and proportionately replenish the Exchange Fund upon its suffering of any losses resulting from the Exchange Agent's investment activities with respect thereto if necessary to ensure sufficient funds.

         Section 2.9 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, and if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock), and any unpaid dividends and distributions on shares of Parent Common Stock deliverable in respect thereof, pursuant to this Agreement.

         Section 2.10 WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") and the rules and regulations promulgated thereunder, or any other provision of applicable law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

         Section 2.11 FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Sub, any other actions and things to vest, perfect or confirm of record or otherwise in Parent or in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Parent or the Surviving Corporation as a result of, or in connection with, the Merger.

         Section 2.12 STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to the shares of Company Common Stock formerly represented thereby, except the right to receive the Merger Consideration and as otherwise provided herein. Subject to Sections
2.6 and 2.7, on or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and shall represent the right to receive dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

         Section 2.13 CERTAIN ADJUSTMENTS. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or different class of stock by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares, or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the shares of Parent Common Stock included in the Merger Consideration, and the 3,100,000 figure, $1.00 share price and Average Closing Price set forth in Section 7.1(g) shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect, voting rights and other terms and designations as contemplated by this Agreement prior to any such event.

         Section 2.14 APPRAISAL RIGHTS.

                  (a) The parties acknowledge that the Company's stockholders are currently not entitled to appraisal rights under Section 262 of the DGCL. However, to the extent that at any point such appraisal rights become available in connection with the transactions contemplated by this Agreement, the parties intend for paragraphs (b) and (c) below to apply.

                  (b) Notwithstanding anything to the contrary contained in this Agreement, any shares of capital stock of the Company for which, as of the Company stockholders' meeting called to approve the Merger (the "Company Stockholders' Meeting"), the holder thereof has demanded an appraisal of their value in accordance with applicable law ("Dissenting Shares") shall not be converted into or represent the right to receive the applicable Merger Consideration in accordance with Section 1.6, and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under applicable law; PROVIDED, HOWEVER, that if the status of any such shares as Dissenting Shares shall not be perfected in accordance with applicable law, or if any such shares shall lose their status as Dissenting Shares then, as of the later of the Effective Time or the time of the failure to perfect such status or the loss of such status, such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) the applicable Merger Consideration in accordance with Section 1.6. In the event of any Dissenting Shares, the aggregate Merger Consideration will be deemed to be reduced by the proportional share of the Merger Consideration that the holders of such Dissenting Shares would be entitled to receive absent the appraisal.

                  (c) The Company shall give Parent (i) prompt notice of any written demand received by the Company at or prior to the Company Stockholders' Meeting to require the Company to purchase Dissenting Shares pursuant to applicable law and of any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not make any payment or settlement offer prior to the Effective Time with respect to any such demand unless Parent shall have consented in writing to such payment or settlement offer.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct, except as set forth in the disclosure statement delivered by the Company to Parent and Merger Sub concurrently herewith (the "Company Disclosure Statement"). All exceptions noted in the Company Disclosure Statement shall be numbered to correspond to the applicable Sections to which such exception refers.

         Section 3.1 ORGANIZATION. Each of the Company and its subsidiaries is a corporation or other business organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each of the Company and its subsidiaries (i) is qualified or licensed in all jurisdictions where such qualification or license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and (iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect (as hereinafter defined) with respect to the Company. The Company has furnished to Parent complete and correct copies of its and its subsidiaries' certificates of incorporation and bylaws as in effect on the date hereof. Such certificate of incorporation and bylaws are in full force and effect and no other organizational documents are applicable to or binding upon the Company. When used in connection with any person or any of its subsidiaries, the term "Material Adverse Effect" means any change or effect that, either individually or in the aggregate with all other related changes or effects, (i) is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), condition (financial or otherwise), results of operations or prospects of such person and its subsidiaries taken as a whole or (ii) could reasonably be expected to materially impair the ability of such person to consummate the Merger and to perform its other obligations hereunder on a timely basis.

         Section 3.2 CAPITAL STRUCTURE.

                  (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock ("Preferred Stock"). As of the date hereof, 25,386,438 shares of Company Common Stock were issued and outstanding, (ii) 29,132 shares of Company Common Stock were reserved for issuance upon exercise of outstanding warrants and non-plan stock options (iii) 1,762,363 shares of Company Common Stock were reserved for issuance under outstanding Company Stock Options issued under the Amended and Restated 1996 Stock Option Plan of the Company, (iv) 327,028 shares of Company Common Stock were reserved for issuance under the 1999 Employee Stock Purchase Plan of the Company and (v) no shares of Preferred Stock were issued and outstanding. All the outstanding shares of the Company's capital stock are duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible or exchangeable into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. There are no shares of Company Common Stock held in the treasury of the Company. Except as set forth above, as set forth in Section 3.2(a) of the Company Disclosure Statement and for the transactions contemplated by this Agreement, (i) there are no shares of capital stock of the Company authorized, issued or outstanding and
(ii) there are no existing (A) options, warrants, calls, preemptive rights, subscriptions or other rights, convertible or exchangeable securities, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any of its subsidiaries, obligating the Company or any of its subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its subsidiaries, (B) securities convertible into or exchangeable for such shares or equity interests or (C) obligations of the Company or any of its subsidiaries to grant, extend or enter into any such option, warrant, call, preemptive right, subscription or other right, convertible security, agreement, arrangement or commitment.

                  (b) All of the outstanding shares of capital stock of each of the Company's subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its subsidiaries free and clear of all Liens.

                  (c) Other than the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its subsidiaries. None of the Company or its subsidiaries is a party to any agreement or obligation, contingent or otherwise, to redeem, repurchase or otherwise acquire or retire shares of capital stock of the Company or any of its subsidiaries, whether as a result of the transactions contemplated by this Agreement or otherwise.

                  (d) Since January 1, 2002, the Company has not (i) made or agreed to make any stock split or stock dividend, or issued or permitted to be issued any shares of capital stock, or securities exercisable for or convertible into shares of capital stock, of the Company other than pursuant to and as required by the terms of any Company Stock Option, (ii) repurchased, redeemed or otherwise acquired any shares of capital stock of the Company or (iii) declared, set aside, made or paid to the stockholders of the Company dividends or other distributions on the outstanding shares of capital stock of the Company.

         Section 3.3 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; COMPANY ACTION.

                  (a) The Company has full corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its stockholders as contemplated by Section 5.2(b) with respect to the Merger, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly and validly authorized by its Board of Directors and, except for obtaining the approval of its stockholders as contemplated by Section 5.2(b) with respect to the Merger, no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes valid and binding obligations of Parent and Sub, as applicable, constitutes valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditor' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (b) The Board of Directors of the Company has duly and validly approved and taken all corporate action required to be taken by the Board of Directors (in each case by a unanimous vote of all the directors in office at such time) for the consummation of the transactions contemplated by this Agreement, including, but not limited to, (i) having determined that this Agreement, and the transactions contemplated hereby, taken together, are advisable and are fair to and in the best interests of the stockholders of the Company, (ii) having resolved to recommend that the holders of the shares of Company Common Stock adopt this Agreement and approve the Merger and (iii) having taken all actions necessary to render the provisions of Section 203 of the DGCL inapplicable to this Agreement. The affirmative vote in favor of the adoption of this Agreement by stockholders holding a majority of the outstanding shares of Company Common Stock (the "Company Stockholder Approval") is the only vote of the holders of any class or series of Company capital stock necessary to approve this Agreement and the Merger.

         Section 3.4 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in Section 3.4 of the Company Disclosure Statement and for all filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or "blue sky" laws, and for the approval of this Agreement by the Company's stockholders and the filing and recordation of this Agreement or the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement nor the consummation by the Company of the transactions contemplated hereby or thereby nor compliance by the Company with any of the provisions hereof will (i) result in any breach or violation of any provision of the certificate of incorporation or bylaws or similar organizational documents of the Company or of any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any United States or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority, body, commission or agency (a "Governmental Entity"), except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to the Company, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, acceleration or increase in the rate of interest) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which any of them or any of their properties or assets may be bound (a "Company Agreement") or result in the creation of a Lien upon any of the properties or assets of the Company or any of its subsidiaries for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration or Liens, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company or (iv) violate any order, writ, injunction, judgment, decree, statute, rule, regulation or law ("Law") applicable to the Company, any of its subsidiaries or any of their properties or assets.

         Section 3.5 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) The Company has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since October 13, 1999 (the "Company SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No subsidiary of the Company is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No Company SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the audited and unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company SEC Documents have been prepared in accordance with United States generally accepted accounting principles ("GAAP"), applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of the Company and its subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

                  (c) Except to the extent set forth on the consolidated balance sheet of the Company and its subsidiaries as of September 30, 2001, included in the Company SEC Documents (the "Latest Balance Sheet"), or in the notes thereto, neither the Company nor any of its subsidiaries has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2001, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company.

         Section 3.6 ABSENCE OF CERTAIN CHANGES. Since September 30, 2001, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect with respect to the Company. Since September 30, 2001, the Company and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice. Since September 30, 2001, neither the Company nor any of its subsidiaries have taken any action which if taken after the date hereof but prior to Closing would have been prohibited by
Section 5.1 (a), (b), (c)(ii), (c)(iii), (c)(iv), (c)(v), (e), (f)(ii), (g),
(h), (l), (m), (o), (p) or (q) (except that with respect to 5.1(q) the dollar amount shall be increased to $150,000) hereof.

         Section 3.7 INFORMATION SUPPLIED. None of the information supplied by the Company for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of the Parent Common Stock in the Merger (such Form S-4, as amended or supplemented, is herein referred to as the "Form S-4") will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting (as defined in Section 5.2(b)) (such proxy statement, as amended or supplemented, is herein referred to as the "Proxy Statement/Prospectus") will, at the date the Proxy Statement/Prospectus is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or contain any statement which at the time and in the light of the circumstances under which it is made is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting which has become false or misleading. No representation is made by the Company with respect to statements made or incorporated by reference in the Form S-4 or the Proxy Statement/Prospectus based on information supplied in writing by Parent specifically for inclusion or incorporation in the Form S-4 or the Proxy Statement/Prospectus.

         Section 3.8 EMPLOYEE BENEFIT PLANS.

                  (a) Set forth in Section 3.8 of the Company Disclosure Statement is a complete and correct list of all of the Company's "EMPLOYEE BENEFIT PLANS" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974 (the "ERISA"), all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, change in control, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, accident, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract, or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten), and any trust, escrow or other agreement related thereto, that (i) is maintained or contributed to by the Company or any other corporation or trade or business controlled by, controlling, or under common control with the Company (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) ("ERISA AFFILIATE") or has been maintained or contributed to in the last six years by the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee, or service provider of the Company or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the "EMPLOYEE PLANS"). No Employee Plan is (w) a "DEFINED BENEFIT PLAN" (as defined in Section 414(l) of the Code), (x) a plan intended to meet the requirements of
Section 401(a) of the Code, (y) a "MULTIEMPLOYER PLAN" (as defined in Section 3(37) of ERISA), or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan. Also set forth in Section 3.8 of the Company Disclosure Statement is a complete and correct list of all ERISA Affiliates of the Company during the last six years.

                  (b) The Company has delivered to Parent true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of the Company or any ERISA Affiliate), (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans, (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, or any other Governmental Entity that pertain to each Employee Plan and any open requests therefore, (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Governmental Entity with respect to the Employee Plans during the current year and each of the three preceding years, (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by the Company or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities, (vi) all securities registration statements filed with respect to any Employee Plan, (vii) all contracts with third-party administrators, actuaries, investment managers, consultants, and other independent contractors that relate to any Employee Plan, and (viii) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.

                  (c) Except as disclosed in Section 3.8 of the Company Disclosure Statement, full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date. The Company has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Effective Date.

                  (d) The Company has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as "COBRA" and (2) any applicable state statutes mandating health insurance continuation coverage for employees.

                  (e) The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither the Company nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service ("IRS") Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U. S. Department of Labor, or other Governmental Entity and distributed as required, and all notices required by ERISA or the Code or any other legal requirement with respect to the Employee Plans have been appropriately given.

                  (f) Each Employee Plan that is intended to be qualified under
Section 401(a) of the Code has received a favorable determination letter from the IRS, and the Company does not have any knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.

                  (g) There is no material pending or, to the Company's knowledge, threatened proceeding relating to any Employee Plan, nor is the Company aware of any basis for any such proceeding. Neither the Company nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any

Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or Parent to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The transactions contemplated by this Agreement will not result in the potential assessment of a tax or penalty under
Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of
Section 406 of ERISA.

                  (h) The Company has maintained workers' compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise except as disclosed to Parent in Section 3.8 of the Company Disclosure Statement.

                  (i) The consummation of the transactions contemplated by this Agreement will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of the Company. There are no contracts or arrangements providing for payments that could subject any person to liability for tax under Section 4999 of the Code.

                  (j) Except for the continuation coverage requirements of COBRA, the Company does not have any obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.

                  (k) None of the transactions contemplated by this Agreement will result in an amendment, modification or termination of any of the Employee Plans. No written or oral representations have been made to any employee or former employee of the Company promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA). No written or oral representations having the effect of an Employee Plan amendment have been made to any employee or former employee of the Company concerning the employee benefits of the Company.

         Section 3.9 COMPLIANCE. Neither the Company nor any of its subsidiaries is in default or violation of (and no event has occurred which with notice or lapse of time or both would constitute a default or violation of) (i) its certificate of incorporation or bylaws or other governing document, (ii) any Law applicable to the Company or any of its subsidiaries or by which any of their respective properties or assets is bound or affected, or (iii) any Company Agreement, except for any defaults or violations of Law or Company Agreements that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company and its subsidiaries have and are in compliance with all material licenses, permits, and other authorizations, domestic or foreign, necessary to conduct their respective businesses.

         Section 3.10 MATERIAL CONTRACTS. Except as set forth in Section 3.10 of the Company Disclosure Statement:

                  (a) All of the contracts of the Company and its subsidiaries that are required to be described in the Company SEC Documents or to be filed as exhibits thereto (the "Material Contracts") are described in the Company SEC

Documents or filed as exhibits thereto and are in full force and effect. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any other party thereto has violated any provision of, or committed or failed to perform any act which with or without notice, lapse of time or both would constitute a default under the provisions of any Material Contract.

                  (b) Neither the Company nor any of its subsidiaries is party to any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its subsidiaries to (i) sell any products or services of or to any other person, (ii) engage in any line of business in any geographical area or (iii) compete with or obtain products or services from any person or limiting the ability of any person to provide products or services to the Company or any of its subsidiaries.

                  (c) Subject to obtaining the consents referred to in Section 3.4, neither the Company nor any of its subsidiaries is a party to or bound by any contract, agreement or arrangement which would cause the rights or obligations of any party thereto to change upon the consummation of the Merger.

         Section 3.11 ABSENCE OF LITIGATION. Except as set forth in Section 3.11 of the Company Disclosure Statement, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any property or asset of the Company or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign. Neither the Company nor any of its subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Company. There are no pending or, to the knowledge of the Company, threatened claims for indemnification by the Company in favor of directors, officers, employees and agents of the Company.

         Section 3.12 TAX MATTERS.

                  (a) The Company and each of its subsidiaries, and any consolidated, combined, unitary or aggregate group for Tax (as defined below) purposes of which the Company or any of its subsidiaries is or has been a member, have properly completed and timely filed all Tax Returns (as defined below) required to be filed by them. All Taxes due and owing by the Company or any subsidiary of the Company (whether or not shown on a return) have been paid and adequate reserves are provided in the Company's financial statements for Taxes owing but not yet due. There is (i) no material claim for Taxes that is a lien (as herein defined) against the property of the Company or any or its subsidiaries or is being asserted against the Company or any of its subsidiaries other than liens for Taxes not yet due and payable, (ii) no audit of any Tax Return of the Company or of any of its subsidiaries is presently being conducted by a Tax Authority (as defined below) and (iii) no extension of the statute of limitations on the assessment of any Taxes granted by the Company or any of its subsidiaries is currently in effect. Neither the Company nor any of its subsidiaries is a party to any agreement, contract or arrangement that may result in the payment of any amount that would not be deductible by reason of
Section 280G or Section 404 of the Code or similar provisions under other Tax Laws. Neither the Company nor any of its subsidiaries has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger. Neither the Company nor any of its subsidiaries has filed or will file any consent to have the provisions of paragraph 341(f)(2) of the Code (or comparable provisions of any state Tax laws) apply to the Company or any of its subsidiaries. Neither the Company nor any subsidiary of the Company is a party to any Tax sharing or Tax allocation agreement nor does the Company or any subsidiary have any liability or potential liability to another party under any such agreement. The Company has not ever been a member of a consolidated, combined or unitary group of which the Company was not the ultimate parent corporation. All monies that the Company and its subsidiaries are required by law to withhold in connection with amounts paid or owing to any person have been withheld and either timely paid to the proper Tax Authority, or, if not yet due, set aside in accounts for such purposes and accrued on the books of the Company and any subsidiary, as applicable. Neither the Company nor any of its subsidiaries are aware of any investigation pending, threatened, or likely to be commenced by any Tax Authority for any jurisdiction where the Company and its subsidiaries do not file Tax Returns with respect to a given Tax that may lead to an assertion by such Tax Authority that the Company or any subsidiary is or may be subject to such Tax in such jurisdiction, and none of the Company and its subsidiaries is aware of any meritorious basis for such an investigation.

                  (b) For purposes of this Agreement, the following terms have the following meanings: "Code" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law. "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty, social security, compensation, disability, export, import, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity (a "Tax Authority") responsible for the imposition of any such tax (domestic or foreign). As used herein, "Tax Return" shall mean any return, statement, report or form (including, without limitation, estimated tax returns and reports, withholding tax returns and reports and information reports and returns) required to be filed with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing. As used herein, "Treasury Regulations" means the Treasury Regulations promulgated under the Code.

         Section 3.13 TITLE TO PROPERTIES; LEASES. The Company has good and marketable title to, and is the lawful owner of, or has the right to use pursuant to a license or otherwise, all of the tangible and intangible assets, properties and rights reflected in the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens and material defects in title, in each case except where the failure to have title, be the owner or have the right to use would not reasonably be expected to interfere in any material respect with the conduct of the business of the Company as currently conducted. The Company has provided Parent with a copy or an accurate summary of the material terms of all material real property and personal property leases of the Company. All such leases are valid, binding and enforceable against the Company (and, to the knowledge of the Company, each other party thereto) in accordance with their respective terms, and there does not exist under any lease of real property or personal property any material defect in title or any event which, with notice or lapse of time or both, would constitute a material default by the Company or, to the knowledge of the Company, by any other party thereto.

         Section 3.14 INTELLECTUAL PROPERTY.

                  (a) Section 3.14 of the Company Disclosure Statement sets forth, with respect to Intellectual Property (as defined below) owned, held or used by the Company ("Company IP"), all patents, registrations and applications relating thereto, all material unregistered Intellectual Property and all licenses, consents, royalty and other agreements concerning Company IP to which the Company is a party ("IP Licenses").

                  (b) Except as disclosed on Section 3.14 of the Company Disclosure Statement (i) the Company owns or has the right to use all the Intellectual Property necessary or desirable to conduct the business as is currently conducted, free of all encumbrances; (ii) all of the Company IP is valid, enforceable, not abandoned and unexpired; (iii) to the Company's knowledge, the Company IP does not infringe or otherwise impair the Intellectual Property of any third party and is not being infringed or impaired by any third party; (iv) the Company takes all reasonable steps to protect and maintain the Company IP, including executing all appropriate confidentiality agreements and filing for all appropriate patents and registrations; (v) no party to an IP License is, or is alleged to be, in breach or default thereunder; and (vi) the transactions contemplated by this Agreement shall not impair the rights of the Company under any IP License, or cause any payments to be due thereunder.

         For the purposes of this Section 3.14, "Intellectual Property" shall mean all U.S., state and foreign intellectual property, including without limitation all (i) (a) patents, inventions, discoveries, processes, designs, techniques, developments, technology, and related improvements and know-how; (b) copyrights and works of authorship in any media, including computer programs, firmware, software, applications, web site content, files, databases, documentation and related items; (c) trademarks, service marks, trade names, brand names, corporate names, domain names, logos, trade dress, the goodwill of any business symbolized thereby, and all common-law rights relating thereto; (d) trade secrets and other confidential or proprietary documents, files, analyses, lists, ways of doing business and/or information; (ii) registrations, applications and recordings related thereto; and (iii) rights to obtain renewals, extensions, continuations, continuations-in-part, reissues, divisions or similar legal protections related thereto.

         Section 3.15 ENVIRONMENTAL LAWS. Except to the extent that any inaccuracy in any of the following representations, individually or in the aggregate with any other inaccuracy under the respective following representations, would not reasonably be expected to have a Material Adverse Effect with respect to the Company, (a) each of the Company and each of its subsidiaries is in compliance with all Environmental Laws (as herein defined) applicable to the properties, assets or businesses of the Company and its subsidiaries, and possesses and complies with and has possessed and complied with all Environmental Permits (as herein defined) required under such laws; (b) none of the Company and its subsidiaries has received any Environmental Claim, and none of the Company and its subsidiaries is aware after reasonable inquiry of any threatened Environmental Claim or of any Environmental Claim (as herein defined) pending or threatened against any entity for which the Company or any of its subsidiaries may be responsible; (c) none of the Company and its subsidiaries has assumed, contractually or by operation of law, any liabilities or obligations under any Environmental Laws; (d) there are no present or, to the best knowledge of the Company, past events, conditions, circumstances, practices, plans or legal requirements that would reasonably be expected to result in liability to the Company or any of its subsidiaries under Environmental Laws, prevent, or reasonably be expected to increase the burden on the Company or any of its subsidiaries of, complying with Environmental Laws or of obtaining, renewing, or complying with all Environmental Permits required under such laws; (e) there are and, to the best knowledge of the Company, there have been no Hazardous Materials (as herein defined) or other conditions at or from any property owned, operated or otherwise used by the Company or any of its subsidiaries now or, to the best knowledge of the Company, in the past that would reasonably be expected to give rise to liability of the Company or any of its subsidiaries under any Environmental Law; and (f) the Company has provided to Parent all Environmental Reports (as herein defined) in the possession or control of the Company or any of its subsidiaries. For purposes of this Agreement, the following terms shall have the following meanings:

                  "Environmental Claim" means any written or oral notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging liability or potential liability arising out of, relating to, based on or resulting from (i) the presence, discharge, emission, release or threatened release of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its subsidiaries or (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Law or Environmental Permit or (iii) otherwise relating to obligations or liabilities under any Environmental Laws; provided, however, that the term "Environmental Claim" shall not include any such claim, demand, action, suit, complaint, proceeding or other communication under an insurance or reinsurance policy issued by the Company.

                  "Environmental Laws" means all applicable statutes, rules, regulations, ordinances, orders, decrees and common law, in each case of any Governmental Entity, as they exist at the date hereof, relating in any manner to contamination, pollution or protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act, the Solid Waste Disposal Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Occupational Safety and Health Act, the Emergency Planning and Community-Right-to-Know Act, the Safe Drinking Water Act, all as amended, and similar state laws.

                  "Environmental Permits" means all permits, licenses, registrations and other governmental authorizations required for the Company and its subsidiaries and the operations of the Company's and its subsidiaries' facilities to conduct its business under Environmental Laws.

                  "Environmental Report" means any report, study, assessment, audit, or other similar document that addresses any issue of noncompliance with, or liability under, any Environmental Law that may affect the Company or any of its subsidiaries.

                  "Hazardous Materials" means any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

         Section 3.16 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

         Section 3.17 TAKEOVER STATUTES. No "fair price", "moratorium", "control share acquisition" or other similar anti-takeover statute or regulation enacted under any law applicable to the Company is applicable to this Agreement, the Merger or the other transactions contemplated hereby. The Company has taken all steps necessary to irrevocably exempt the transactions contemplated by this Agreement from any applicable provisions of the Company's certificate of incorporation or bylaws and from Section 203 of the DGCL.

         Section 3.18 EMPLOYEES. Neither the Company nor any of its subsidiaries is a party to any collective bargaining agreement. Since September 30, 2001, neither the Company nor any of its subsidiaries has had any employee strikes, work stoppages, slowdowns or lockouts or received any requests for certifications of bargaining units or any other requests for collective bargaining. There is no unfair labor practice, employment discrimination or other complaint against the Company or any of its subsidiaries pending or, to the knowledge of the Company, threatened.

         Section 3.19 ACCOUNTS RECEIVABLE. Section 3.19 of the Company Disclosure Statement sets forth the accounts receivable of the Company and its subsidiaries as of March 22, 2002. All such accounts receivable have arisen from bona fide transactions in the ordinary course of business and are valid and enforceable claims subject to no right of set-off or counterclaim, except for reasonable reserves for bad debts.

         Section 3.20 INVENTORY. Except for reserve amounts disclosed to Parent, the inventory of the Company is in good, current, standard and merchantable condition and is not obsolete or defective.

         Section 3.21 CERTAIN PAYMENTS. Neither the Company nor any of its subsidiaries nor any director, officer or employee, of the Company or any of its subsidiaries has paid or caused to be paid, directly or indirectly, in connection with the business of the Company or any of its subsidiaries (a) to any government or agency thereof or any agent of any supplier or customer any bribe, kick-back or other similar payment; or (b) any contribution to any political party or candidate (other than from personal funds of directors, officers or employees not reimbursed by their respective employers or as otherwise permitted by applicable law).

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub, jointly and severally represent and warrant to the Company that the statements contained in this Article IV are true and correct, except as set forth in the disclosure statement delivered by Parent to the Company concurrently herewith (the "Parent Disclosure Statement"). All exceptions noted in the Parent Disclosure Statement shall be numbered to correspond to the applicable Sections to which such exception refers.

         Section 4.1 ORGANIZATION. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Parent and its subsidiaries (i) is qualified or licensed in all jurisdictions where such qualification or, license is required to own and operate its properties and conduct its business in the manner and at the places presently conducted; (ii) holds all franchises, grants, licenses, certificates, permits, consents and orders, all of which are valid and in full force and effect, from all applicable United States and foreign regulatory authorities necessary to own and operate its properties and to conduct its business in the manner and at the places presently conducted; and
(iii) has full power and authority (corporate and other) to own, lease and operate its respective properties and assets and to carry on its business as presently conducted and as proposed to be conducted, except where the failure to be so qualified or licensed or to hold such franchises, grants, licenses, certificates, permits, consents and orders or to have such power and authority would not, when taken together with all other such failures, reasonably be expected to have a Material Adverse Effect with respect to Parent.

         Section 4.2 CAPITAL STRUCTURE. As of the date hereof, the authorized capital stock of Parent consists of 90 million shares of Parent Common Stock and 15 million shares of preferred stock. As of February 28, 2002, 15,995,292 shares of Parent Common Stock were issued and outstanding and 632,953 shares of Parent's Series C preferred stock were issued and outstanding. All the outstanding shares of Parent's capital stock are duly authorized, validly issued, fully paid and non-assessable. The Parent Common Stock to be issued in the Merger, when issued in accordance with the terms hereof and the Form S-4, will be (a) duly authorized, validly issued and fully paid and nonassessable and not subject to preemptive rights and (b) freely tradable without restriction upon receipt by the Company's stockholders and any subsequent transferees.

         Section 4.3 CORPORATE AUTHORIZATION; VALIDITY OF AGREEMENT; NECESSARY ACTION.

                  (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby have been duly and validly authorized by their respective boards of directors, and no other corporate action or proceedings on the part of Parent or Sub are necessary to authorize the execution and delivery by Parent or Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and Sub, and, assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each of them in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

                  (b) The Boards of Directors of each of Parent and Sub have duly and validly approved and taken all corporate action required to be taken by each of them for the consummation of the transactions contemplated by this Agreement, including having determined that this Agreement and the transactions contemplated hereby, taken together, are fair to and in the best interests of Parent.

         Section 4.4 NO PRIOR ACTIVITIES. Sub has not incurred, directly or indirectly, any liabilities or obligations, and has acquired no assets of any kind, except those incurred or acquired in connection with its incorporation or with the negotiation of this Agreement and the consummation of transactions contemplated hereby. Sub has been formed solely to facilitate the transactions contemplated in this Agreement and has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any Agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking, that is not contemplated by or in connection with this Agreement and the transactions contemplated thereby.

         Section 4.5 CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and compliance with other applicable requirements of, the Exchange Act, the Securities Act, state securities or "blue sky" laws, and for the filing or recordation of this Agreement or the Certificate of Merger as required by the DGCL, neither the execution, delivery or performance of this Agreement by Parent and Sub nor the consummation by Parent and Sub of the transactions contemplated hereby nor compliance by Parent and Sub with any of the provisions hereof will
(i) result in any breach or violation of any provision of the memorandum or articles of association or similar organizational documents of Parent or any of its subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a Material Adverse Effect with respect to Parent, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or increase in the rate of interest) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which or any of their properties or assets may be bound (a "Parent Agreement") or result in the creation of a Lien upon any of the properties or assets of Parent for violations, breaches, defaults, or rights of termination, amendment, cancellation or acceleration, which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent or (iv) violate any Law applicable to Parent, any of its subsidiaries or any of their properties or assets.

         Section 4.6 SEC FILINGS; FINANCIAL STATEMENTS.

                  (a) Parent has filed all forms, reports, statements, schedules, registration statements and other documents required to be filed with the SEC since July 1, 2000 (the "Parent SEC Documents"), each of which complied in all material respects with the applicable requirements of the Securities Act, and the rules and regulations promulgated thereunder, or the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. No subsidiary of Parent is required to file any form, report, statement, schedule, registration statement or other document with the SEC. No Parent SEC Document, when filed (or, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) Each of the audited and unaudited consolidated financial statements of Parent (including any related notes thereto) included in the Parent SEC Documents have been prepared in accordance with GAAP applied on a consistent basis during the relevant periods (except as may be disclosed in the notes thereto), and present fairly the consolidated financial position and consolidated results of operations and changes in cash flows of Parent and its subsidiaries as of the respective dates or for the respective periods reflected therein, except, in the case of the unaudited interim financial statements, for normal and recurring year-end adjustments that are not material.

                  (c) Except to the extent set forth on the consolidated balance sheet of Parent and its subsidiaries as of September 30, 2001 included in the Parent SEC Documents (the "Latest Parent Balance Sheet"), or in the notes thereto, neither Parent nor any of its subsidiaries has any liabilities, debts, claims or obligations of any nature (whether accrued, absolute, direct or indirect, contingent or otherwise, whether due or to become due), and there is no existing condition or set of circumstances which would reasonably be expected, individually or in the aggregate, to result in such a liability, except for liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2001, none of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Parent.

         Section 4.7 ABSENCE OF CERTAIN CHANGES. Except as set forth in the Parent SEC Documents or publicly filed press releases in either case filed prior to the date of this Agreement, since September 30, 2001, there has not occurred any event, change, circumstance, condition or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or reasonably likely to have, in the aggregate, a Material Adverse Effect with respect to Parent. Since September 30, 2001, Parent and its subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice.

         Section 4.8 INFORMATION SUPPLIED. None of the information supplied by Parent or Sub for inclusion in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement/Prospectus will, at the date it is first mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading or contain any statements which at the time and in the light of the circumstances under which it is made, is false or misleading with respect to any material fact, omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the Stockholders Meeting which has become false or misleading. The Form S-4 will, as of its effective date, and the prospectus contained therein will, as of its date, comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder. The Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. No representation is made by Parent with respect to statements made or incorporated by reference in the Form S-4 based on information supplied in writing by the Company specifically for inclusion or incorporation in the Form S-4.

         Section 4.9 ABSENCE OF LITIGATION. Except as set forth in the Parent SEC Documents or publicly filed press releases in either case filed within the twelve (12) months prior to the date of this Agreement, there is no claim, suit, action, proceeding or investigation pending or, to the knowledge of Parent, threatened against Parent or any of its subsidiaries, or any property or asset of Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. Neither Parent nor any of its subsidiaries nor any of their respective properties or assets is subject to any order, writ, judgment, injunction, decree, determination or award having, or which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect with respect to Parent. There are no pending or, to the knowledge of Parent, threatened claims for indemnification by Parent in favor of directors, officers, employees and agents of Parent.

         Section 4.10 BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V
                                    COVENANTS

         Section 5.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company will, and will cause its subsidiaries to, conduct their operations, only in, and not take any action except in, the ordinary and usual course of business and consistent with past practice, and the Company will, and will cause its subsidiaries to, use its and their best efforts to preserve intact their business organization, to keep available the services of their officers and employees and to maintain advantageous relationships with customers, creditors, licensors, licensees, suppliers, contractors, business partners and others having business relationships with the Company and its subsidiaries. Without limiting the generality of the foregoing, prior to the Effective Time, the Company will not, and will not permit any of its subsidiaries to without the prior written consent of Parent (which may be withheld in its sole discretion except as to Sections 5.1(c)(i), (f)(i), (j) and (q) in which case consent shall not be unreasonably withheld):

                  (a) split, combine or reclassify any shares of its capital stock; declare, pay or set aside for payment any dividend or other distribution payable in cash, stock, property or otherwise in respect of its capital stock; or directly or indirectly redeem, purchase, repurchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;

                  (b) authorize for issuance, issue, sell, pledge, dispose of or encumber, deliver or agree or commit to issue, sell, pledge or deliver (whether through the issuance or granting of any options, warrants, commitments, subscriptions, rights to purchase or otherwise) any of its capital stock or any securities convertible into or exercisable or exchangeable for shares of its capital stock, except in accordance with the terms, as in effect on the date hereof, of any Company Stock Options.

                  (c) (i) incur or assume any debt or issue any debt securities except for borrowings under existing lines of credit (not to exceed in the aggregate $50,000) and the incurrence of trade payables or other purchase commitments (in either case, not to exceed in the aggregate $50,000 to any single vendor or entity) including any trade payables, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, (iii) make any loans or advances to any person, or make any capital contributions to, or investments in, any other person, (iv) pledge or otherwise encumber shares of capital stock of any of its subsidiaries, or (v) mortgage or pledge any of its assets, tangible or intangible, or create any material Lien thereupon;

                  (d) except as may be required by Law, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance or other Company Stock Plan; or enter into or amend any employment or severance agreement with, increase in any manner the salary, wages, bonus, commission, or other compensation or benefits of any director or officer of the Company or any of its subsidiaries; or increase in any manner the salary, wages, bonus, commission or other compensation or benefits of any other employee or agent of the Company or any of its subsidiaries except, in the case of employees other than directors or officers of the Company, for salary increases and employee promotions in the ordinary course of business consistent with past practice; or hire employees at the vice president level or higher except to fill vacancies; or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (excluding the granting of stock options, stock appreciation rights or performance units);

                  (e) acquire (by merger, amalgamation, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or make any investment either by purchase of stock or securities, contributions to capital, property transfer or acquisition

(including by lease) of any material amount of properties or assets of any other individual or entity;

                  (f) except as expressly required herein, (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms as in effect on the date hereof (provided that purchases of inventory in excess of $50,000 in the aggregate to any single entity or vendor shall require the prior written consent of Parent, which shall not be unreasonably withheld) including the purchase of any inventory or any other payment of cash, or (ii) waive, release, grant or transfer any rights of material value or modify or change in any material respect any existing license, lease, contract or other document;

                  (g) amend the certificate of incorporation or by-laws of the Company or any of its subsidiaries;

                  (h) adopt a plan of complete or partial liquidation or resolutions providing for the complete or partial liquidation, dissolution, merger (other than the Merger), consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries;

                  (i) enter into any new lines of business or otherwise make material changes to the operation of its business;

                  (j) sell (whether by merger, consolidation or otherwise), lease, encumber, transfer or dispose of any assets that in the aggregate have a fair market value in excess to $50,000, or enter into any commitment or transaction with a value in excess of $50,000;

                  (k) authorize or make or commit to make any capital expenditures, except for transactions in the ordinary course of business consistent with past practice (but in no event in excess of $50,000 in the aggregate);

                  (l) make, revoke or amend any Tax elections, make or change any method of Tax accounting (except as may be required by Law), file any amended Tax Returns, settle or compromise any material Tax liability, or waive or extend the statute of limitations for imposing or assessing any material Taxes;

                  (m) settle or compromise any suits or claims of liability against the Company, its directors, officers, employees or agents;

                  (n) take any action likely to materially decrease or diminish the assets or net worth of the Company, except that the Company's continued operation of its business at an operating loss in the ordinary course consistent with past practices but otherwise in a manner consistent with the other provisions of this Section 5.1 shall not be deemed a violation of the provisions of this paragraph;

                  (o) except as may be required as a result of a change in Law or in GAAP (with the written concurrence of the Company's independent accountants), change any of the accounting principles or practices used by it;

                  (p) enter into any agreement providing for the acceleration of payment, vesting or performance or other consequence as a result of a change in control of the Company;

                  (q) enter into, amend, terminate or waive any provision of any oral or written agreement to which the Company is a party with a value in excess of $50,000;

                  (r) take any action or agree, in writing or otherwise, to take any of the foregoing actions or any action which would make any representation or warranty in Article III hereof materially untrue or incorrect; or

                  (s) incur a monetary default under the Standard Industrial Lease, fully executed on December 15, 1999, by and among Dermody Family Limited Partnership I, Guila Dermody Turville and the Company, as amended (the "Gateway Lease").

         Section 5.2 PREPARATION OF FORM S-4 AND THE PROXY STATEMENT/PROSPECTUS; STOCKHOLDERS MEETINGS.

                  (a) Promptly following the execution of this Agreement, Parent shall prepare and file with the SEC the Form S-4, in which the Proxy Statement/Prospectus will be included and the Company shall cooperate with Parent in providing the information reasonably requested by Parent in preparing the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of the Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. The parties shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement/Prospectus and the Form S-4 and advise one another of any oral comments with respect to the Proxy Statement/Prospectus and the Form S-4 received from the SEC. The parties will cooperate in preparing and filing with the SEC any necessary amendment or supplement to the Proxy Statement/Prospectus or the Form S-4. No amendment or supplement to the Proxy Statement/Prospectus shall be filed without the approval of both parties, which approvals shall not be unreasonably withheld or delayed. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company's stockholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

                  (b) Whether or not the Board of Directors of the Company shall take any action permitted by the third sentence of this Section 5.2(b), the Company shall cause a meeting of its stockholders (the "Stockholders Meeting") to be duly called and held as soon as practicable after the date of this

Agreement for the purpose of voting on the adoption of this Agreement. The Board of Directors of the Company shall (i) include in the Proxy Statement/Prospectus the recommendation described in Section 3.3(b)(ii) (the "Company Board Recommendation") (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its stockholders. The Board of Directors of the Company shall not withdraw, amend, modify or qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so), except that prior to the receipt of the Company Stockholder Approval, the Board of Directors of the Company shall be permitted to withdraw, amend, modify or qualify in a manner adverse to Parent the Company Board Recommendation (or publicly announce its intention to do so), upon three business days prior notice to Parent, but only if (i) the Company has complied with Section 5.7, (ii) an unsolicited bona fide written Transaction Proposal (as defined in Section 5.7) with respect to the Company shall have been made after the date of this Agreement by any person other than Parent or its affiliates and such proposal is pending at the time of such action, and (iii) the Board of Directors of the Company shall have concluded in good faith that such Transaction Proposal is a Superior Proposal (as defined in Section 5.7), and, on the basis of advice of its outside legal counsel (confirmed in writing to the Board of Directors), that the Board of Directors is required to withdraw, amend or modify the Company Board Recommendation in order to prevent it from breaching its fiduciary duties to the stockholders of the Company under the DGCL.

         Section 5.3 ACCESS TO INFORMATION.

                  (a) The Company shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Parent reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' personnel, offices and other facilities, books, contracts, commitments and records (including any Tax Returns or other Tax related information pertaining to the Company and its subsidiaries) and, during such period, the Company shall (and shall cause each of its subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period relating to the federal securities laws and (ii) all other information, including financial and operating data, concerning its business, properties and personnel as Parent may reasonably request (including any Tax Returns or other Tax related information pertaining to the Company and its subsidiaries). Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of the existing confidentiality agreement between the Company and Parent, dated January 25, 2002 (the "Confidentiality Agreement").

                  (b) Parent shall (and shall cause each of its subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the Company reasonable access, during normal business hours, during the period prior to the Effective Time, to all of its and its subsidiaries' personnel, offices and other facilities books, contracts, commitments and records, and, during such period, Parent shall (and shall cause each of its subsidiaries to) furnish promptly to the Company (i) a copy of each material report, schedule, registration statement and other document filed or received by it during such period relating to the federal securities laws and
(ii) all other information, including financial and operating data, concerning its business, properties and personnel as the Company may reasonably request (including any Tax Returns or other Tax related information pertaining to Parent and its subsidiaries). The Company will hold any such information which is nonpublic in confidence in accordance with the provisions of the Confidentiality Agreement.

                  (c) Nothing in this Section 5.3 or Section 5.12 shall require either Parent or the Company to disclose to the other any books or records concerning such parties' consideration, evaluation, processes or other activities undertaken relating to the transactions contemplated by this Agreement.

         Section 5.4 CONSENTS AND APPROVALS.

                  (a) Each of the Company, Parent and Sub will use its reasonable best efforts to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby, which actions shall include furnishing all information in connection with approvals of or filings with any Governmental Entity, and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their subsidiaries in connection with this Agreement and the transactions contemplated hereby. Each of the Company, Parent and Sub will, and will cause its subsidiaries to, use its reasonable best efforts to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, Sub, the Company or any of their subsidiaries or necessary in the reasonable opinion of Parent, Sub or the Company in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.

                  (b) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, or to remove any injunctions or other impediments or delays, legal or otherwise, (i) to cause the conditions to closing set forth in Article VI to be satisfied, and (ii) otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of Parent and the Surviving Corporation shall use all reasonable efforts to take, or cause to be taken, all such necessary actions.

         Section 5.5 SUPPLEMENTAL INFORMATION. Except where prohibited by applicable statutes and regulations, each party shall promptly provide the other (or its counsel) with copies of all filings, material notices or material communications made by such party with any Governmental Entity (including the SEC or the National Association of Securities Dealers (the "NASD")) in connection with this Agreement or the transactions contemplated hereby.

         Section 5.6 LETTERS OF ACCOUNTANTS.

                  (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a letter of Deloitte & Touche, LLP ("D&T"), the Company's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to

Parent, in form and substance reasonably satisfactory to Parent and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with the Company's efforts to obtain such letter, if requested by Deloitte & Touche, LLP, Parent shall provide a representation letter to D&T complying with SAS 72, if then required.

                  (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a letter of KPMG, LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. In connection with Parent's efforts to obtain such letter, if requested by KPMG, LLP, the Company shall provide a representation letter to KPMG, LLP complying with SAS 72, if then required.

         Section 5.7 NO SOLICITATION. From and after the date hereof, neither the Company nor any of its subsidiaries shall (whether directly or indirectly through its or their officers, directors, agents, representatives, advisors or other intermediaries (collectively, "Representatives")), nor shall the Company or any of its subsidiaries authorize or permit any of its or their Representatives to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person relating to, (i) any acquisition or purchase of 15% or more of the consolidated assets of the Company and its subsidiaries or of 15% or more of any class of equity securities of the Company or any of its subsidiaries, (ii) any tender offer (including a self tender offer) or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any of its subsidiaries (including through the ownership of securities convertible or exercisable into or exchangeable for equity securities of the Company), (iii) any merger, consolidation, business combination, sale of substantially all the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, or
(iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of the foregoing, a "Transaction Proposal"), or agree to or endorse any Transaction Proposal, or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or furnish to any other person any information with respect to its business, properties or assets in connection with any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; provided, however, that the foregoing shall not prohibit the Company, prior to the receipt of the Company Stockholder Approval, (A) from complying with Rule 14e-2 and Rule 14d-9 under the Exchange Act with regard to a bona fide tender offer or exchange offer or
(B) from participating in negotiations or discussions with or furnishing information to any person in connection with an unsolicited bona fide Transaction Proposal which is submitted in writing by such person to the Board of Directors of the Company after the date of this Agreement and prior to the Company Stockholder Approval; provided further, however, that prior to participating in any such discussions or negotiations or furnishing any information, (i) the Company receives from such person an executed confidentiality agreement on terms not less favorable to the Company than the Confidentiality Agreement, a copy of which shall be provided to Parent, and (ii) the Board of Directors of the Company shall have concluded in good faith, that such Transaction Proposal is reasonably likely to be or to result in a Superior Proposal, and based on the written advice of its outside legal counsel, that participating in such negotiations or discussions or furnishing such information is required in order to prevent the Board of Directors of the Company from breaching its fiduciary duties to the stockholders of the Company under the DGCL; and provided, further, that the Board of Directors of the Company shall not take any of the foregoing actions unless it provides Parent with contemporaneous notice thereof. If the Board of Directors of the Company receives a Transaction Proposal, then the Company shall promptly inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it. The Company agrees that it will keep Parent informed, on a current basis, of the terms of any such proposals or offers and, to the extent disclosure is not prohibited by the terms of any confidentiality agreement with the party making such Transaction Proposal, the status of any such material discussions or negotiations. The Company agrees to immediately cease and cause its Representatives to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable best efforts to cause any such parties in possession of confidential information about the Company that was furnished by or on behalf of the Company to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which such party or its subsidiaries is a party. The Company shall ensure that its officers, directors and employees and any investment banker or other Representative retained by it are aware of the restrictions described in this Section 5.7. "Superior Proposal" means any of the transactions described in clause (i), (ii) or (iii) of the definition of Transaction Proposal (with all of the percentages included in the definition of such term raised to 51% for purposes of this definition) with respect to which any required financing is committed or, in the good faith judgment of the Board of Directors of the Company, is reasonably capable of being financed by the person making the proposal, and with respect to which the Board of Directors of the Company shall have concluded in good faith is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the Transaction Proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's stockholders from a financial point of view than the transactions contemplated by this Agreement.

         Section 5.8 PUBLICITY. So long as this Agreement is in effect, neither the Company nor Parent nor their affiliates shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby without prior approval of the other party, except as may be required by law or by obligations pursuant to any agreement with the NASD, and in such case shall use all reasonable efforts to consult with the other party prior to such release or announcement being issued.

         Section 5.9 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of
(a) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty of the Company or Parent and Sub, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         Section 5.10 DIRECTORS' AND OFFICERS' INSURANCE AND INDEMNIFICATION.

                  (a) The Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company's certificate of incorporation, bylaws and indemnification agreements with such officers and directors as in existence on the date hereof for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and (ii) ensure that the certificate of incorporation and bylaws of the Surviving Corporation following the Merger shall contain provisions identical with respect to elimination of personal liability and indemnification to those set forth in the certificate of incorporation and bylaws of the Company, which provisions shall continue in full force and effect and shall not (except as otherwise required by applicable law) be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at or immediately prior to the Effective Time were directors, officers, agents or employees of the Company.

                  (b) In the event that any action, suit, proceeding or investigation relating hereto or to the transactions contemplated by this Agreement is commenced, whether before or after the Effective Time, the parties hereto agree to cooperate and use their respective reasonable best efforts to vigorously defend against it and respond thereto.

         Section 5.11 CANCELLATION OF COMPANY STOCK PLANS AND OTHER CONVERTIBLE SECURITIES. Prior to the Effective Time, the Company shall have taken all actions necessary or advisable in order to cancel the Company Stock Plans and all other options, warrants, stock appreciation rights, performance units and any other securities convertible into Company Common Stock, effective prior to the Effective Time.

         Section 5.12 TRANSITION PLAN. Upon the execution of this Agreement, the Company and Parent shall work diligently together to develop and implement a mutually agreed upon transition plan for the Company's operations, which shall be in accordance with the plan outlined in EXHIBIT A (the "Transition Plan"). The Company agrees that its CEO shall work directly with Parent's executive team on a day-to-day basis to implement the Transition Plan and other mutually agreeable action. Approval of a request of either party will be not be unreasonably withheld. Parent's executive team shall have full access, subject to the limitation in Section 5.3(c) to all of the books, records and employees of the Company and shall be permitted to office at the Company's office in Reno, Nevada until the Effective Date or the termination of this Agreement pursuant to
Article VII. The Company shall cooperate fully and take all steps necessary to implement the Transition Plan as soon as possible after the execution of the Agreement.

         Section 5.13 PRESS RELEASE. The Company and Parent agree that they shall announce the execution of this Agreement pursuant to a mutually agreeable Press Release before the market opens on Monday, March 24, 2002 consistent with the rules of the Nasdaq National Market.

                                   ARTICLE VI
                                   CONDITIONS

         Section 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Company, on the one hand, and Parent and Sub, on the other hand, to consummate the Merger are subject to the satisfaction (or, if permissible, waiver by the party for whose benefit such conditions exist) of the following conditions:

                  (a) COMPANY STOCKHOLDER APPROVAL. The Company Stockholder Approval shall have been received.

                  (b) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing or making illegal the consummation of the Merger shall be in effect; provided, however, that the parties hereto shall use their reasonable best efforts to have any such injunction, order, restraint or prohibition vacated.

                  (c) FORM S-4. The Form S-4 shall have been declared effective under the Securities Act and no stop order suspending the effectiveness thereof shall be in effect and no procedures for such purpose shall be pending before or threatened by the SEC.

                  (d) GOVERNMENTAL AND REGULATORY APPROVALS. All regulatory approvals and other actions or approvals by any Governmental Entity required to permit the consummation of the Merger shall have been obtained (without any terms or conditions to such approvals which would impose material and adverse limitations on the ability of Parent and its subsidiaries (including the Surviving Corporation following the Merger) to conduct their business after the Effective Time, which would require changes to the terms of this Agreement or which would change the consideration payable to stockholders of the Company in the Merger) and such approvals shall be in full force and effect.

                  (e) LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq, subject to official notice of issuance.

         Section 6.2 CONDITIONS TO THE OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to consummate the Merger are subject to the satisfaction (or waiver by Parent) of the following further conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period). Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS. The Company and its subsidiaries shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and Parent shall have received a certificate of the chief executive officer and the chief financial officer of the Company to such effect.

                  (c) CLOSING DOCUMENTS. Parent shall receive customary closing documents in form and substance reasonably satisfactory to it.

                  (d) CONSENTS, ETC. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of all third parties listed on Section 3.4 of the Company Disclosure Statement have been obtained without, in the case of third parties, the payment or imposition of any material costs or obligations.

                  (e) TERMINATION OF STOCK OPTIONS AND PLAN. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that each of the Company Stock Plans shall have been terminated and all stock options issued thereunder and all other options, warrants or other convertible securities of the Company shall either have been converted or cancelled without any liability or obligation of the Company (excluding the issuance of shares of Company Common Stock prior to the Effective Time to the holders of stock options or otherwise in accordance with such stock options).

                  (f) TRANSITION PLAN. The Company shall have performed or complied in all material respects with the Transition Plan.

                  (g) PREFERRED POWER TECHNOLOGY. Parent shall have received evidence that the Company shall have executed a settlement agreement with Preferred Power Technology pursuant to which the maximum required inventory purchased over the next 15 months by the Company shall not exceed $320,000 and no material settlement payments shall be made by the Company; with such settlement agreement otherwise being in form and substance reasonably satisfactory to Parent.

                  (h) FILING OF FORM 10-K; MINIMUM WORKING CAPITAL. The Company shall have filed with the SEC a Form 10-K for the fiscal year ended December 31, 2001 (the "2001 Form 10-K"). The consolidated financial statements included in the 2001 Form 10-K shall show: (i) working capital (defined as current assets minus current liabilities) of at least $1,810,204, excluding net receivables and net inventory; and (ii) net receivables and net inventory of at least $5,576,525; provided, however, that the condition in this sentence shall be deemed satisfied unless: (x) such thresholds have not been met and (y) Parent shall have provided written notice to the Company of its intention to not consummate the Merger as a result of such non-satisfaction within thirty (30) calendar days following the date on which the 2001 Form 10-K is filed with the SEC.

         Section 6.3 CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction (or waiver by the Company) of the following further conditions:

                  (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub qualified as to materiality shall be true and accurate (and those not so qualified shall be true and accurate in all material respects) as of the Effective Time as if made at and as of such time (except for those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time which need only be true and accurate (or true and accurate in all material respects) as of such date or with respect to such period. The Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                  (b) PERFORMANCE OF OBLIGATIONS. Parent and its subsidiaries shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date that are not so qualified, and the Company shall have received a certificate of the chief executive officer and the chief financial officer of Parent to such effect.

                  (c) CLOSING DOCUMENTS. The Company shall receive customary closing documents in form and substance reasonably satisfactory to it.

                                  ARTICLE VII
                                   TERMINATION

         Section 7.1 TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval shall have been received:

                  (a) by the mutual written consent of Parent and the Company;

                  (b) by either Parent or the Company if any Governmental Entity
(i) shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action, as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable, in the case of each of (i) and
(ii) which is necessary to fulfill the conditions set forth in Sections 6.1(b) and 6.1(d); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or failure to act; or

                  (c) by either Parent or the Company if the Merger shall not have been consummated on or before August 31, 2002 (the "Termination Date"); provided, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date; or

                  (d) by Parent or the Company, if the Company Stockholder Approval shall not have been obtained at a duly held meeting of stockholders or at any adjournment thereof; or

                  (e) by Parent, if the Company or its Board of Directors shall have (i) withdrawn, modified or amended in any respect adverse to Parent its recommendation of the adoption of this Agreement, (ii) failed as promptly as practicable after the Form S-4 is declared effective to mail the Proxy Statement/Prospectus to its stockholders, unless such failure was caused by the actions or inactions of Parent or its representatives, or failed to include in such statement the Company Board Recommendation, (iii) approved, recommended or entered into an agreement with respect to, or consummated, any Transaction Proposal from a person other than Parent or any of its affiliates, (iv) resolved to do any of the foregoing or (v) in response to the commencement of any tender offer or exchange offer for 10% or more of the outstanding the Company Common Stock, not recommended rejection of such tender offer or exchange offer within ten business days after the commencement thereof (as such term is defined in Rule 14d-2 under the Exchange Act); or

                  (f) (i) by the Company, if Parent breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit the Company not to consummate the Merger pursuant to Sections 6.3(a) or 6.3(b), and (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, the breach is not remedied within 20 days after the Company has furnished Parent with written notice of such breach; or (ii) by Parent, if the Company breaches any of its representations, covenants or agreements contained in this Agreement and such breach (A) would permit Parent not to consummate the Merger pursuant to Sections 6.2(a) or 6.2(b), and (B) either by its terms cannot be cured by the Closing Date or with respect to any such breach that is reasonably capable of being remedied, is not remedied within 20 days after Parent has furnished the Company with written notice of such breach; or

                  (g) by the Company, if the average closing price of the Parent Common Stock for either the thirty-trading-day or ten-trading-day periods ending on the second trading day immediately preceding the Effective Time (the "Average Closing Price") is less than $1.00, unless: (i) Parent agrees to decrease the Hold-Back Amount by an amount equal to 3,100,000 multiplied by the difference between $1.00 and the Average Closing Price; or (ii) Parent and the Company mutually agree in writing on an alternative arrangement.

         Section 7.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of Parent, Sub or the Company except (a) for fraud or for willful breach of this Agreement, (b) for the payment of the Termination Fee and Expenses in accordance with Section
7.3 and (c) as set forth in this Section 7.2, in Article VIII hereof and in the last sentence of Section 5.3.

         Section 7.3 TERMINATION FEES AND EXPENSES.

                  (a) In addition to any other amounts which may be payable pursuant to any other paragraph of this Section 7.3, the Company shall, following the termination of this Agreement pursuant to Section 7.1(e) promptly, but in no event later than one business day following written notice thereof, together with reasonable supporting documentation, reimburse Parent, for all out-of-pocket expenses and fees (including fees payable to all counsel, accountants, financial advisors, financial printers, experts and consultants), whether incurred prior to, concurrently with or after the execution of this Agreement, in connection with the Merger and the consummation of all transactions contemplated by this Agreement (collectively, the "Expenses").

                  (b) In the event that this Agreement is terminated by Parent pursuant to Sections 7.1(e), the Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination an amount equal to $1,500,000 (the "Termination Fee").

                  (c) If all of the following events have occurred:

                           (i)      a Transaction Proposal is publicly
                                    disclosed, publicly proposed or otherwise communicated to the Company at any time on or after the date of this Agreement and prior to the termination hereof, and either
                                    (A) Parent or the Company terminates this Agreement pursuant to Sections 7.1(c) or 7.1(d) or (B) Parent terminates this Agreement pursuant to Section 7.1(f)(ii); and

                           (ii) thereafter, within 18 months of the date of such termination, the Company enters into a definitive agreement with respect to, or consummates, such Transaction Proposal (or any other Transaction Proposal commenced in response to and during the pendency of a Transaction Proposal noted in subpart (i) above);

then, the Company shall in the event not already paid pay to Parent an amount equal to the Termination Fee and Expenses concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal. In the event that subpart (i) above is not applicable, but following the termination of this Agreement the Company enters into a definitive agreement with respect to, or consummates, any Transaction Proposal, then no Termination Fee or Expenses shall be payable by the Company to Parent.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         Section 8.1 COSTS AND EXPENSES. All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 8.2 AMENDMENT AND MODIFICATION. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of the Company contemplated hereby, by written agreement of the parties hereto, pursuant to action taken by their respective Boards of Directors, at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce or change the consideration to be received by the Company's stockholders in the Merger.

         Section 8.3 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. None of the covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

         Section 8.4 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to Parent or Sub, to:

                           Mobility Electronics, Inc.
                           7955 East Redfield Road
                           Scottsdale, Arizona  85260
                           Attention:            Charles R. Mollo
                           Telephone No.:        480-596-0061
                           Telecopy No.:         480-596-0349
                           with a copy to:

                           Jackson Walker L.L.P.
                           2435 N. Central Expressway, Suite 600
                           Richardson, Texas  75080
                           Attention:            Richard F. Dahlson, Esq.
                           Telephone No.:        972-744-2996
                           Telecopy No.:         972-744-2990

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

                  (b)      if to the Company, to:

                           iGo Corporation
                           9393 Gateway Drive
                           Reno, Nevada 89511
                           Attention:  David E. Olson
                           Telephone No.:775-746-6140 x6319
                           Telecopy No.:775-850-9404

                           with a copy to:

                           Hale Lane Peek Dennison and Howard
                           100 W. Liberty St., 10th Floor
                           Reno, Nevada 89501-1962
                           Attention:  David A. Garcia, Esq.
                           Telephone No.:775-327-3021
                           Telecopy No.:775-786-6179

                  (c)      if to the Representative Stockholder, to:

                           Peter Gotcher
                           c/o Redpoint Ventures
                           3000 Sand Hill Road
                           Building 2, Suite 290
                           Menlo Park, CA  94025
                           Telephone No.: 650/558-8307
                           Telecopy No.: 650/344-2737

                           with a copy to:

                           Hale Lane Peek Dennison and Howard
                           100 W. Liberty St., 10th Floor
                           Reno, Nevada 89501-1962
                           Attention:  David A. Garcia, Esq.
                           Telephone No.:775-327-3021
                           Telecopy No.:775-786-6179

         Section 8.5 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation".

         Section 8.6 COUNTERPARTS AND FACSIMILES. This Agreement may be executed in two or more counterparts and by facsimile signature, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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

         Section 8.7 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Confidentiality Agreements (including the exhibits hereto and the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.10 with respect to the obligations of Parent thereunder, are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         Section 8.8 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

         Section 8.9 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not per-formed in accordance with the terms hereof and that the parties shall be entitled to the remedy of specific performance of the terms hereof, in addition to any other remedy at law or equity.

         Section 8.10 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware.

         Section 8.11 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned subsidiary of Parent; provided, however, that no such assignment shall relieve Parent from any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and as-signs.

         Section 8.12 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated by this Agreement may be brought against any of the parties in any federal court or state court located in Maricopa County, Arizona, and Washoe County, Nevada, and each of the parties hereto consents to the non-exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and waives any objection to venue laid therein. Process in any such suit, action or proceeding may be served on any party anywhere in the world and, without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 8.4, together with written notice of such service to such party shall be deemed effective service of process upon such party.

         Section 8.13 HEADINGS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement. References to Articles or Sections, unless otherwise specified, are to Articles and Sections of this Agreement.

         Section 8.14 CERTAIN DEFINITIONS. Certain capitalized terms used in this Agreement shall have the meaning set forth below:

                  (a) "affiliate" shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

                  (b) "business day" means any day other than a Saturday, a Sunday, or a bank holiday in Bermuda or in the State of New York.

                  (c) "Dollars" or "$" means United States dollars.

                  (d) "Lien" means any mortgage, lien, security interest, pledge, lease or other charge or encumbrance of any kind, including, the lien or retained security title of a purchase money creditor or conditional vendor, and any easement, right of way or other encumbrance on title to real property, and any agreement to give any of the foregoing.

                  (e) "person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity.

                  (f) "subsidiary" means, with respect to a specified person, each corporation, partnership or other entity in which the specified person owns or controls, directly or indirectly through one or more intermediaries, 50 percent or more of the stock or other interests having general voting power in the election of directors or persons performing similar functions or rights to 50 percent or more of any distributions.

         IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                          MOBILITY ELECTRONICS, INC.

                          By:  /S/ CHARLES R. MOLLO
                             ---------------------------------------------------
                                   Charles R. Mollo
                                   Chief Executive Officer

                          IGOC ACQUISITION, INC.

                          By:  /S/ CHARLES R. MOLLO
                             ---------------------------------------------------
                                   Charles R. Mollo
                                   Chief Executive Officer

                          IGO CORPORATION

                          By:  /S/ DAVID E. OLSON
                             ---------------------------------------------------
                                   David E. Olson
                                   Acting President and Chief Executive Officer